Exhibit 99.01


            ADELPHIA FILES REGISTRATION STATEMENT FOR COMMON STOCK


         Coudersport, PA, December 22, 1993 -- Adelphia Communications Corporation ("Adelphia") (NASDAQ-NMS: ADLAC) announced today that it has filed a registration statement with the Securities and Exchange Commission for an offering of 6,500,000 shares of its Class A Common Stock. Adelphia expects to enter into an agreement with the family of John J. Rigas, its President and Chief Executive Officer, whereby the family, at the time of effectiveness of the offering, would agree to purchase approximately 4,500,000 shares of the Class A Common Stock being offered. The Class A Common Stock is traded on the NASDAQ National Market System under the symbol "ADLAC."

         Adelphia plans to use the net proceeds of the stock offering to redeem its 13% Senior Subordinated Notes Due 1996 and to reduce existing bank debt. Salomon Brothers Inc will act as underwriter for the offering.

         Adelphia owns or manages cable television systems in 11 states serving approximately 1,284,000 basic subscribers as of September 30, 1993.

         Contact: Timothy J. Rigas, Senior Vice President of Adelphia,
(814) 274-9830.

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